EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR FORMATION

NoJo Baby & Kids, Inc.	Delaware

Sassy Baby, Inc.	Louisiana